Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PLD1

PRICING SUPPLEMENT NO. 259
Dated August 14, 1997, to Prospectus
Supplement dated August 11, 1997
and Prospectus dated August 11, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 1 month Libor
Commission: .25%                            Telerate pg 3750
	           posted on 8/15/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 8/19/97
(X) LIBOR - T3750	 Maturity Date:       8/19/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.20%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Monthly on the 19th-subject to modified
following business day convention.

The aggregate principal amount of this offering is $5,000,000 and relates only to Pricing Supplement No. 259. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,237,325,000 Medium-Term Notes, Series E has been issued and $5,445,890,000 are outstanding.